STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

July 1, 2014

Job Number: C20140701-1240
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	**Description**	**Number of Pages**
20140478122-91	Certificate of Designation	4 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Nita Hibshman
Certificate Number: C20140701-1240
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140478122-91
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/01/2014 9:22 AM
	Entity Number E0059792008-4

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

BIOCORRX, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Voting Rights. The Corporation's Preferred Stock shall consist of up to 80,000 shares, no par value (the "Preferred Stock"), each of which shall entitle its holder to one hundred (100) votes.
2. Equal Status. Except as expressly provided herein, the Corporation's common stock, par value of $0.001 per share (the "Common Stock") and Preferred Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.
3. Conversion. Each share of Preferred Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

Please see addendum for complete description of the preferences, rights and limitations of the Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

BIOCORRX, INC.

**CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
PREFERRED STOCK**

PURSUANT TO SECTION 78.1955
OF THE NEVADA REVISED STATUTES

The undersigned, Kent Emry, does hereby certify that:

1. He is the Chief Executive Officer of BioCorRx, Inc., a Nevada corporation (the "**Corporation**").

2. The Corporation is authorized to designate and issue up to 80,000 shares of preferred stock.

3. This Certificate of Designation of Preferences, Rights and Limitations of Preferred Stock was approved by a written action of the Corporation's Board of Directors (the "**Board**") on June 19, 2013.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby designate the terms of the Preferred Stock as follows:

1. Voting Rights. The Corporation's Preferred Stock shall consist of up to 80,000 shares, no par value (the "**Preferred Stock**"), each of which shall entitle its holder to one hundred (100) votes.

2. Equal Status. Except as expressly provided herein, the Corporation's common stock, par value of $0.001 per share (the "**Common Stock**") and Preferred Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation's capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Preferred Stock and the holders of the Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of the Preferred Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of the Corporation's capital stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of the Corporation's capital stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of the Preferred Stock and the holders of the Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of the Preferred Stock.

3. Conversion. Each share of Preferred Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

4. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock into shares of Common Stock.

5. Miscellaneous.

(a) Lost or Mutilated Preferred Stock Certificate. If a Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(b) Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(c) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

(d) Status of Converted Preferred Stock. If any shares of Preferred Stock shall be converted, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Preferred Stock.

[Signature Page follows]